Exhibit 23.7

October 1, 2018

Board of Directors

Andeavor

19100 Ridgewood Parkway

San Antonio, Texas 78259

Re:	Registration Statement on Form S-4 of Marathon Petroleum Corporation, filed October 1, 2018 (the “462(b) Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 29, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Marathon Petroleum Corporation (“MPC”) and its affiliates) of the outstanding shares of common stock, par value $0.16 2⁄3 per share, of Andeavor (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 29, 2018, by and among MPC, Mahi Inc., a wholly owned subsidiary of MPC, Mahi LLC, a wholly owned subsidiary of MPC, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the 462(b) Registration Statement, which incorporates by reference the contents of the Registration Statement on Form S-4 of MPC, declared effective as of August 3, 2018, as amended (Registration No. 333-225244), including the Joint Proxy Statement/Prospectus included therein. In that regard, we hereby consent to the reference, as a result of such incorporation, to our Opinion Letter under the captions “Summary—Opinion of Goldman Sachs, Andeavor’s financial advisor,” “Risk Factors—The opinions of MPC’s and Andeavor’s respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Andeavor Board and Reasons for the Merger” and “The Merger—Opinion of Goldman Sachs, Andeavor’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included, as a result of such incorporation, in the 462(b) Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the 462(b) Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the 462(b) Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
GOLDMAN SACHS & CO. LLC